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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into as of August 1, 2000 by and between AutoNation, Inc. (together with its subsidiaries and affiliates, the "Company"), and Michael E. Maroone (the "Executive"), an individual resident of the State of Florida.

                                    RECITALS

         WHEREAS, the Company acquired the Maroone Automotive Group in 1997 and the Executive has served as a senior executive of the Company since the acquisition; and

         WHEREAS, the Executive currently serves as the President and Chief Operating Officer of the Company and the Executive and the Company desire to set forth herein the terms and conditions of the Executive's employment with the Company and certain non-competition covenants applicable to Executive.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

         1. EMPLOYMENT.

                  (a) EMPLOYMENT PERIOD. Executive shall serve as President and Chief Operating Officer of the Company. The period during which the Executive shall serve as President and Chief Operating Officer of the Company (the "Employment Period") pursuant to the terms of this Agreement shall continue from the date hereof until the close of business on December 31, 2003, unless earlier terminated pursuant to
         Section 2 of this Agreement.

                  (b) DUTIES AND RESPONSIBILITIES. During the Employment Period, the Executive shall have such authority and responsibility and perform such duties as are customary to the office the Executive holds or as may be assigned to him from time to time at the direction of the Company's Board of Directors, Chairman of the Board or Chief Executive Officer. During the Employment Period, the Executive's employment shall be full time and the Executive shall perform his duties honestly, diligently, competently, in good faith and in what he believes to be the best interests of the Company and shall use his best efforts to promote the interests of the Company.

                  (c) BASE SALARY. In consideration for the Executive's services hereunder and the restrictive covenants contained herein, the Executive shall be paid an annual base salary of $850,000 (the "Salary") during the Employment Period payable in accordance with the Company's customary payroll practices, subject to annual adjustment as approved by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").



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                  (d) BONUS. For 2000, the Executive has been designated to
         participate in the Company's 1999 Senior Executive Bonus Plan (the "Plan"). In accordance with the terms and conditions of the Plan, the Executive is entitled to receive an annual performance bonus for 2000 of 70% of the Salary if the Company meets the performance goal under the Plan of earnings per share of $0.90 for fiscal year 2000. After 2000 and during the Employment Period, the Executive will be entitled to continue to participate in the Plan, with bonus eligibility and performance objectives as established by the Compensation Committee.

                  (e) BENEFITS. During the Employment Period, the Executive shall be entitled to participate in any retirement plans, insurance programs and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of executives of the Company, subject to the provisions of such plans and programs. The Executive shall be entitled to four (4) weeks paid vacation each year (or such greater amount, if applicable, as may be provided from time to time in accordance with Company vacation policy). During the Employment Period, the Executive shall be entitled to reasonable use of demonstrator vehicles in accordance with applicable Company policies related thereto.

                  (f) EXPENSES. In addition to the compensation and benefits described above, the Executive shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of the Company during the Employment Period, upon delivery of receipts and pursuant to the reimbursement standards and guidelines of the Company.

                  (g) STOCK OPTIONS. The Executive shall receive a sign-on bonus grant of an option to purchase 350,000 shares of the Company's common stock, effective on the date hereof, at an exercise price of $6.875 per share. The Executive shall also receive a grant of an option to purchase 500,000 shares of the Company's common stock in connection with the Company's annual stock option grant on August 1, 2000, at an exercise price of $6.875 per share. The options will be granted pursuant to, and governed by, the applicable Company stock option plans and the stock option agreements to be entered into by the Executive and the Company with respect thereto. The Executive shall be included in any other annual stock option grants during the Employment Period (or other broad-based stock option grants that include senior executives of the Company) at an appropriate level as determined by the Company's Compensation Committee.

         2. TERMINATION.

                  (a) DEATH, DISABILITY AND CAUSE. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Executive for "Cause" (as defined below). Upon any such termination by the Company for Cause, the Executive or his legal representatives shall be entitled to that




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         portion of the Salary prorated through the date of termination, and the
         Company shall have no further obligations hereunder. Termination for Cause shall mean termination because of: (i) the Executive's breach of his covenants contained in this Agreement, (ii) the Executive's failure or refusal to perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement, (iii) the Executive's negligence or willful misconduct in the performance of his duties hereunder, (iv) the Executive's commission of an act of dishonesty affecting the Company or the commission of an act constituting fraud or a felony, (v) the Executive's commission of an act (other than the good faith exercise of his business judgment in the exercise of his responsibilities) resulting in material damages to the Company; (vi) the Executive's inability to perform his duties and responsibilities as provided herein due to his death, or physical or mental disability or sickness (1) for more than sixty (60) days
         (whether or not consecutive) during any period of twelve (12) consecutive months or (2) reasonably expected to extend for greater than two (2) months; or (vii) Executive's violation of Company policies. The Company acknowledges that the Executive may resign or otherwise terminate his employment with the Company without Good Reason (as defined below), provided that (a) the Company shall have no further obligations hereunder from and after the end of the Employment Period in such event and (b) Executive shall provide reasonable written notice to the Company (in no event less than twenty (20) business days) of such resignation or termination, shall provide a reasonable transition of his duties and responsibilities with the Company and shall coordinate with the Company as to the public communication of the resignation or termination in order to ensure an orderly transition.

                  (b) WITHOUT CAUSE BY THE COMPANY OR BY EXECUTIVE FOR GOOD REASON. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Executive without cause effective upon delivery of written notice to the Executive. At any time during the Employment Period, the Executive shall have the right to terminate the Employment Period for Good Reason if, after delivery of written notice to the Company, the Company has not cured the circumstances constituting "Good Reason" within ten (10) business days. Upon termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, or if the Executive is not offered continued employment upon mutually agreeable terms at the end of the Employment Period, the Executive shall be entitled to receive (i) the greater of (A) one year's base Salary or (B) his then-current base Salary for the remainder of the term of the Employment Period, PLUS (ii) a pro-rated bonus for the year in which he is terminated (based on the portion of the year worked) to the extent the performance objectives relating thereto are met and the bonus is earned, as long as the Executive is in compliance with the provisions of Paragraphs 3 and 4 below and the Executive executes a reasonable and mutually acceptable severance agreement with the Company that includes a release of the Company and a covenant of reasonable cooperation on matters Executive is involved with pertaining to the Company.

                  "Good Reason" shall mean the occurrence of any of the following: (i) a material change by the Company in the Executive's duties or responsibilities which would cause




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         Executive's position with the Company to become of materially and substantially less responsibility and importance than those associated with his duties or responsibilities as of the date hereof; or (ii) a material breach of this Agreement by the Company, which breach is not cured within ten (10) days after written notice thereof is received by the Company.

         3. RESTRICTIVE COVENANTS. The Executive hereby acknowledges that the Company is as of the date hereof engaged primarily in the sale, leasing, financing and servicing of new and used vehicles, as well as the provision of related services and products, such as the sale of parts and accessories, extended service contracts, aftermarket automotive products and collision repair services (the "Auto Business"). The Executive further acknowledges that: (i) the Company may engage in additional related businesses or in separate and distinct businesses from time to time, (ii) the Company currently engages in its businesses by means of traditional retail establishments, the Internet and otherwise and the Company may in the future engage in its businesses by alternative means, and (iii) the Executive's position with the Company is such that he will be privy to specific trade secrets, confidential information, confidential business lists, confidential records, customer goodwill, specialized training and employees, any or all of which have great and competitive value to the Company.

                  The Executive further acknowledges that (i) in connection with the acquisition (the "Acquisition") by the Company of the Maroone Automotive Group pursuant to that certain Merger and Acquisition Agreement dated January 12, 1997 (the "Acquisition Agreement") and (ii) pursuant to an employment agreement (the "1997 Employment Agreement") entered into as of January 13, 1997 by the Executive in connection with the Acquisition, the Executive agreed to certain non-competition covenants (including as set forth in Section 5.11 of the Acquisition Agreement and Section 3 of the 1997 Employment Agreement). In connection with entering into this Agreement, the Executive and the Company desire to modify and re-state the Executive's non-competition covenants as set forth below.

                  The Executive hereby agrees that during the Restricted Period (as defined below) the Executive shall not, directly or indirectly, anywhere in the United States (or in any other geographic area outside the United States where the Company conducts business at any time during Executive's employment with the Company):

                  (a) participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, shareholder, joint venturer, officer, director, consultant, finder, broker, employee, sales person, trustee, independent contractor, or in any manner whatsoever (except for an ownership interest not exceeding 1% of a publicly-traded entity), if such entity or its affiliates is engaged, directly or indirectly, in the Auto Business or any other business of the type and character engaged in or competitive with any business conducted by the Company at any time during the Executive's employment by the Company on or after the date hereof;




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                  (b) employ, or knowingly permit any company or business
         directly or indirectly controlled by him to employ, any person who was employed by the Company or any subsidiary or affiliate of the Company at or within the prior six (6) months, or in any manner seek to induce any such person to leave his or her employment (including, without limitation, for or on behalf of a subsequent employer of the Executive);

                  (c) solicit any customers to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any subsidiary or affiliate of the Company at any time during the Executive's relationship with the Company; and

                  (d) request or advise any Person who is a customer or vendor of the Company or any subsidiary or affiliate of the Company or its successors to withdraw, curtail or cancel any such customer's or vendor's business with any such entity.

                  As used in this Agreement, the term "Company" shall mean and include AutoNation, Inc. and all of its affiliates, subsidiaries, successors and assigns.

                  As used in this Agreement, the term "Restricted Period" shall have either of the following meanings, as applicable: (i) in the event the Executive's employment with the Company is terminated (whether by the Company or the Executive) prior to January 1, 2002, the "Restricted Period" shall commence on the date hereof and shall end on the two-year anniversary of the last day of the Executive's employment (PROVIDED, that if the Executive's employment is terminated by the Company without Cause or by the Executive with Good Reason, the Restricted Period shall terminate on the one-year anniversary of the last day of the Executive's employment); and (ii) in the event the Executive's employment with the Company is terminated (whether by the Company or the Executive) at any time on or after January 1, 2002 (including after December 31, 2003 if the Executive continues his employment with the Company thereafter), the "Restricted Period" shall commence on the date hereof and shall end on the one-year anniversary of the last day of the Executive's employment with the Company (whether such date of termination occurs on, before or after December 31, 2003).

         4. CONFIDENTIALITY. The Executive acknowledges that he, as a material inducement to the Company entering into this Agreement, entered into an Employee Confidentiality Agreement as of the date hereof, a copy of which is attached hereto as Exhibit "A." The Executive hereby also agrees that he shall not at any time during his employment with the Company and for a period of five (5) years thereafter, orally, in writing or otherwise, (i) disparage in any manner the Company or any of its subsidiaries or affiliates, their respective businesses or reputations, or the personal or business reputations of their directors, officers, shareholders or employees, or engage in any disparaging conduct or make any negative or derogatory statements concerning any of the foregoing, or
(ii) in any way impede, disrupt or interfere with the contracts, agreements, understandings, communications or relationships of the Company and its subsidiaries and affiliates with any third party.

         5. ACKNOWLEDGMENTS OF THE PARTIES. The parties agree and acknowledge that the restrictions contained in Paragraphs 3 and 4 are reasonable in scope and duration and are




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necessary to protect the Company. If any provision of Paragraphs 3 or 4 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstances or the validity or enforceability of any other provisions of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or to delete specific words or phrases and its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees and acknowledges that the breach of Paragraph 3 or 4 will cause irreparable injury to the Company, and upon breach of any provision of such Paragraphs, the Company shall be entitled to injunctive relief, specific performance or other equitable relief, PROVIDED, HOWEVER, that such remedies shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

         6. NOTICES. All notices requests, demands, claims or other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), hand delivery, guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties):

         To the Company:

                  AutoNation, Inc.
                  110 S.E. 6th Street, 29th Floor
                  Fort Lauderdale, Florida 33301
                  Attention:  Chief Executive Officer
                  Telecopy:  (954) 769-6402

         Copy To:

                  AutoNation, Inc.
                  110 S.E. 6th Street, 29th Floor
                  Fort Lauderdale, Florida 33301
                  Attention:  General Counsel
                  Telecopy:  (954) 769-6340

         To Executive:

                  Michael E. Maroone
                  AutoNation, Inc.
                  110 S.E. 6th Street, 29th Floor
                  Fort Lauderdale, Florida 33301
                  Telecopy: (954) 769-4666




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         Copy To:

                  James E. Kelly, Esq.
                  Williams, Stevens, McCarville & Frizzell, P.C.
                  1920 Liberty Building
                  Buffalo, New York 14202
                  Telecopy: (716) 856-2150

         7. AMENDMENT, WAIVER, REMEDIES. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

         8. ASSIGNMENT. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by him. The Company may assign its rights, together with its obligations hereunder, to any of its affiliates or subsidiaries, or any successor thereto.

         9. SEVERABILITY; SURVIVAL. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of this Agreement (other than Sections 1 and 2) will survive the termination for any reason of Executive's relationship with the Company.

         10. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         11. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

         12. AGENCY. Nothing herein shall imply or shall be deemed to imply an agency relationship between the Executive and the Company.




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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             AUTONATION, INC.



                                             /s/ Michael J. Jackson
                                             -----------------------------------
                                             By:  Michael J. Jackson
                                             Its: Chief Executive Officer



                                             /s/ Michael E. Maroone
                                             -----------------------------------
                                             Michael E. Maroone, individually




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